Exhibit T3C

CHC Group LLC

CHC FINANCE LTD.

5% SENIOR NOTES DUE 2024

INDENTURE

Dated as of [●], 2017

The Bank of New York Mellon,

as Trustee

⃰CROSS-REFERENCE TABLE⃰

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314 (a)	4.04; 13.02; 13.05
(b)	N.A.
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance	68
Section 8.02	Legal Defeasance and Discharge	68
Section 8.03	Covenant Defeasance	68
Section 8.04	Conditions to Legal or Covenant Defeasance	69
Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions	70
Section 8.06	Repayment to the Issuers	71
Section 8.07	Reinstatement	71

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders	71
Section 9.02	With Consent of Holders	72
Section 9.03	Compliance with Trust Indenture Act	74
Section 9.04	Revocation and Effect of Consents	74
Section 9.05	Notation on or Exchange of Notes	74
Section 9.06	Trustee to Sign Amendments, etc.	74

ARTICLE 10

NOTE GUARANTEES

Section 10.01	Guarantee	75
Section 10.02	Limitation on Guarantor Liability	78
Section 10.03	Intentionally Omitted	79
Section 10.04	Guarantors May Consolidate, etc., on Certain Terms	79
Section 10.05	Releases	79

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge	80
Section 11.02	Application of Trust Money	81

ARTICLE 12

[RESERVED]

ARTICLE 13

MISCELLANEOUS

Section 13.01	Trust Indenture Act Controls	81
Section 13.02	Notices	81

- iii -

EXHIBITS

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

- iv -

INDENTURE dated as of [•], 2017 among CHC Group LLC, a Cayman Islands limited liability company (the “Company”), CHC Finance Ltd., a Cayman Islands exempted company (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors (as defined herein) and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”).

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) up to the $[37,500,000]1 aggregate principal amount of the Issuers’ 5% Senior Notes due 2024 issued on the date hereof (the “Initial Notes”), and (b) any PIK Notes issued in respect of the Initial Notes and any increase in the principal amount of the Initial Notes as a result of a PIK Interest payment (all such securities in clauses (a) and (b) being referred to collectively as the “Notes,” and each individually, as a “Note”), which for the avoidance of doubt, are senior unsecured obligations of the Issuers:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of Section 4.06, Portfolio Companies of any such Person shall be excluded from this definition. For the purposes of this definition and Section 4.06, “Portfolio Company” means any operating company not formed for the purpose of the subject transaction, and where the subject transaction is an ordinary course commercial arrangement or transaction of such operating company.

“Agent” means any Registrar, co-registrar, Paying Agent or other agent appointed hereunder.

“Aircraft” means one or more whole helicopter or other fixed-wing aircraft, including its engine and auxiliary power unit (if any), but excluding, for the avoidance of doubt, any engine, transmission and/or auxiliary power unit that has been separated from any whole helicopter or other fixed-wing aircraft.

1 Subject to dollar for dollar reduction for the convenience class, not to exceed $750,000.

“Aircraft Equipment” means Aircraft engines and other aircraft-related equipment (including, without limitation, whole Aircraft).

“Aircraft Operating Lease Deemed Principal” shall mean, as at any date of determination, the aggregate amount of Aircraft Operating Lease Payments for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered under the Credit Agreement on such date of determination, multiplied by seven (7).

“Aircraft Operating Lease Payments” means, with respect to any specified Person for any period, the aggregate of all scheduled amounts paid by such Person and its Restricted Subsidiaries during such period (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose) pursuant to all operating leases of Aircraft in respect of which any of such Person and/or its Restricted Subsidiaries is a lessee at such time of determination, as determined in accordance with GAAP.

“Aircraft Sale and Leaseback Transaction” means, in respect of any Aircraft acquired or owned by the Company or any of its Restricted Subsidiaries (whether before or after the Issue Date), any transaction occurring whereby such Aircraft is sold by and leased back to the Company or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such Aircraft is assigned or novated to an entity which will lease the Aircraft to the Company or any of its Restricted Subsidiaries).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Approved Restructuring Plan” means Second Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors as may be further amended, supplemented or otherwise modified in accordance with its terms and the terms of the Plan Support Agreement dated as of October 11, 2016 among CHC Group Ltd., the CHC Parties named therein, the Milestone Parties named therein, the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, Marble Ridge Capital L.P., Solus Alternative Asset Management LP and the Additional Consenting Parties party thereto, as amended as of November 23, 2016 pursuant to an amendment among CHC Group Ltd., the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, the Milestone Aviation Group Limited, Marble Ridge Capital L.P. and Solus Alternative Asset Management LP.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary; or

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or Business of such Person or any other properties or assets of such Person other than in the ordinary course of business but including acquisitions of Aircraft by purchase or lease (including operating leases) (whether or not any such acquisition of Aircraft by purchase or lease is consummated in the ordinary course of business).

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cwlth).

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), Companies’ Creditors Arrangement Act (Canada), Winding-up and Restructuring Act (Canada) and all other Canada federal and provincial laws for the relief of debtors (including the Canada Business Corporations Act where such statute is used by any Guarantor governed by it to propose an arrangement of any of its Indebtedness), and law of any other applicable jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examinership or relief of debtors or any amendment to, succession to or change in any such law.

“Barbados Guarantor” means any Guarantor that is organized under the laws of Barbados.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership (or equivalent), the board of directors, board of managers, sole member, managing member, or other governing body of such partnership;

(3) with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function or, in relation to a Dutch Subsidiary its managing board (bestuur) or, in relation to a Polish Subsidiary its management board.

“Board Resolution” means a copy of a resolution certified by an Officer of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee. Where any provision of this Indenture refers to action to be taken pursuant to a Board Resolution, such action may be taken by any manager, Officer or employee of the Company authorized to take such action by the Board of Directors as evidenced by a Board Resolution.

“Brazil JV” means BHH-Brazilian Holdings S.A., a company organized under the laws of Brazil for the purpose of holding the regulated Brazilian operations of the Company and its Subsidiaries and all of its Subsidiaries (as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole).

“Business” means any Person or any assets of any Person which constitute all or substantially all of any division or line of business of any Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Business Optimization Expense” has the meaning specified in the definition of “Consolidated Adjusted EBITDAR”.

“Business Plan” means the CHC Helicopter Holding S.à r.l.’s five-year business plan dated October 2016.

“Business Plan Restructuring Charges” means the aggregate amount of restructuring charges included in the Business Plan.

“Canadian Guarantor” means each Guarantor that (i) is organized under the laws of Canada or any province or territory thereof, (ii) carries on business in Canada, or (iii) has any title or interest in or to material property in Canada.

“Canadian JV” means CHC Helicopters Canada Inc., a corporation organized under the laws of British Columbia, and all of its Subsidiaries (as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole).

“Canadian PPSA” shall mean the Personal Property Security Act (or similar legislation) applicable in each province or territory in Canada (other than Quebec) and, in the case of the Province of Quebec, the Civil Code of Quebec.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation or company, corporate stock or shares;

(2) in the case of an association or business entity that is not a corporation or company, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(1)         Canadian Dollars, Euro, U.S. Dollars or such local currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)         securities issued or directly and fully guaranteed or insured by the government of Canada, Luxembourg, the United States, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of such government (provided that the full faith and credit of the such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)         certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust in one or more provinces or territories of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4)         repurchase obligations for underlying securities of the types described in (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in (iii) above;

(5)         commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)         securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or Taxing Authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition; and

(8)         Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Change of Control” shall be deemed to occur:

(1) if, at any time, and other than as contemplated by the Approved Restructuring Plan, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), directly or indirectly, in the aggregate Equity Interests representing (i) prior to an Initial Public Offering that is a Qualifying IPO 50% or more and (ii) after an Initial Public Offering that is a Qualifying IPO 35% or more, in each case of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Notes;

(2) upon the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(3) if, at any time, the Company shall cease to own and control, directly or indirectly, beneficially and of record, 100% of the Voting Stock and other Capital Stock of CHC Helicopter Holding S.à r.l.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control within the meaning of clauses (1) or (2) above, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Chapter 11 Proceedings” means the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas filed by CHC Group Ltd. and certain of its Affiliates on May 5, 2016

“CHC Helicopter Holding S.à r.l.” means CHC Helicopter Holding S.à r.l. (formerly known as CHC Helicopter LLC), a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Luxembourg whose registered office is located at 8-10 avenue de la Gare, L-1610 Luxembourg and registered with the R.C.S. Luxembourg under number B-155574.

“Collateral” has the meaning assigned to such term in the Second Lien Convertible Notes Indenture.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Common Unit” means any capital securities of any class or series of the Company (including, on the Issue Date, the Common Units of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 13.10 of the Second Lien Convertible Notes Indenture, Common Units issuable upon conversion of Second Lien Convertible Notes shall include only units of the class of capital securities of the Company designated as Common Units of the Company on the Issue Date or units of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the units of each such class then so issuable shall be substantially in the proportion which the total number of units of such class resulting from all such reclassifications bears to the total number of units of all such classes resulting from all such reclassifications.

“Confirmation Order” means confirmation order entered by the United States Bankruptcy Court for the Northern District of Texas confirming the Approved Restructuring Plan.

“Consolidated Adjusted EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose):

(a)         increased by (without duplication and only to the extent the same was deducted in calculating Consolidated Net Income for such period):

(1)         provision for Canadian or other taxes based on income, profits or capital, including without limitation provincial, territorial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries;

(2)         the Fixed Charges of such Person and its Restricted Subsidiaries for such period;

(3)         depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other” and Accounting Standards Codification 360, “Property, Plant and Equipment”) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

(4)         the amount of any restructuring, integration, business optimization, systems establishment or excess pension or OPEB cost, charge, accrual or reserve, curtailment or other excess charges (any such cost, charge, accrual or reserve, curtailment or other excess charge a “Business Optimization Expense”) accrued during such period; provided that the aggregate amount of Business Optimization Expenses, together with the amount of any expected cost savings, synergies and operating expense reductions permitted to be added back in calculating Consolidated Adjusted EBITDAR under the definitions of “Fixed Charge Coverage Ratio” or “Senior Secured Leverage Ratio”, in any applicable four fiscal quarter period may not exceed (x) the greater of U.S. $40,000,000 and 20% of Consolidated Adjusted EBITDAR plus (y) the portion of the Business Plan Restructuring Charges that the Company has incurred in any fiscal quarter included in such four-fiscal quarter period; provided further that the incurrence of such Business Plan Restructuring Charges in any fiscal quarter does not have to occur in the same fiscal quarter in which such charges are shown in the Business Plan and shall be included in the calculation of Consolidated Adjusted EBITDAR (and shall not reduce the amount available under the cap described above) in any subsequent four fiscal quarter period that includes such fiscal quarter;

(5)         the minority expense relating to any partner in a joint venture which is consolidated with the Company for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties;

(6)         accretion of asset retirement obligations in accordance with, Accounting Standards Codification 410, “Asset Retirement and Environmental Obligations”, and any similar accounting in prior periods;

(7)         to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; and

(b) decreased by (without duplication and only to the extent the same increased Consolidated Net Income for such period):

(1) non-cash items of such Person and its Restricted Subsidiaries for such period, other than (i) amortization of deferred revenue and deferred gains on Aircraft Sale and Leaseback Transactions, (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (iii) any items which represent the impact of purchase accounting; and

(2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any Restricted Subsidiary that is a non-Wholly Owned Subsidiary for such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance, retention or relocation expense, pre-operating expenses that are expensed and not capitalized, and fees, expenses or charges related to the Chapter 11 Proceedings, any foreign law restructuring or insolvency proceedings arising in connection with the Chapter 11 Proceedings, the Restructuring Transactions and the Emergence Restructuring Transactions, any offering of Equity Interests of such Person, any Investment, Asset Acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(2) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5) (A) the Net Income for such period of any Person that is not a Subsidiary (other than the Europe JV, the Brazil JV or any other joint venture that is consolidated with the Company for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Company or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6) any increase in depreciation or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7) accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8) any impairment charges resulting from the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other”, and Accounting Standards Codification 360, “Property, Plant and Equipment”, and the amortization of intangibles pursuant to Accounting Standards Codification 805, “Business Combinations”, or asset write-offs shall be excluded;

(9) any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10) any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(11) (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification 815, “Derivatives and Hedging”, or any comparable statement relating to hedging), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(12) the cumulative effect of a change in accounting principles shall be excluded; and

(13) the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme shall be excluded.]

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (without duplication):

(i)          the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and other Indebtedness obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding, for the avoidance of doubt, all undrawn amounts under revolving credit facilities and letters of credit and bank guarantees, all obligations under Qualified Receivables Financings and all Hedging Obligations); plus

(ii)         the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock being equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices as determined on a consolidated basis in accordance with GAAP; plus

(iii)        the aggregate amount of all Capital Lease Obligations of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; plus

(iv)        the Aircraft Operating Lease Deemed Principal; and minus

(v)         the aggregate amount of the Second Lien Convertible Notes and any Specified Convertible Debt.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any specified Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Credit Agreement” means that certain Restated Credit Agreement dated as of [•], 2017, among the Company (as the parent guarantor thereunder), the borrowers from time to time party thereto, the lenders from time to time party thereto, HSBC Bank PLC as administrative agent and collateral agent, and the other parties from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the custodian appointed by the Depository with respect to any Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated, non-global Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases and Decreases in the Global Note” attached thereto.

“Deposit Financings” means Indebtedness incurred by the Company and/or any Restricted Subsidiary to an aircraft lessor or other third party to finance the deposit of funds in connection with Aircraft Sale and Leaseback Transactions, including in connection with pre-delivery novations of aircraft contracts.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(i)          contributions to its common Capital Stock, and

(ii)         (x) the sale (other than to a Subsidiary of the Company or a Permitted Joint Venture) of Capital Stock (other than Disqualified Stock) of the Company or (y) the incurrence of Specified Convertible Debt or other Indebtedness upon terms substantially similar to (or more favorable to the lenders under the Credit Agreement than) the Second Lien Convertible Notes, in each case that are designated as a “Designated Contribution” pursuant to an Officers’ Certificate executed by an Officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, no Capital Stock will constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EDC ABL” means the Loan Agreement, dated as of [●], 2017, between CHC Cayman Borrower II Limited and Export Development Canada, as the original lender and security trustee, in a maximum aggregate outstanding principal amount not to exceed U.S. $73,500,000.

“Equity Component Amount” means, with respect to any Permitted Aircraft Financing which relates to an Aircraft (including an Aircraft owned by the Company or any of its Restricted Subsidiaries prior to such Permitted Aircraft Financing), any portion of the acquisition cost of such Aircraft which is funded directly or indirectly by the Company or any of its Restricted Subsidiaries consisting of the following amounts:

(i) if such Aircraft is being leased pursuant to an operating lease or a capital lease (including a sale and leaseback transaction), an amount equal to any junior loan advance rental payment or the economic equivalent of any of the foregoing, which constitutes an equity investment by the obligor that is recoverable, through a purchase option or the economic equivalent thereof net of any applicable impairment charge related to aircraft valuation, to directly or indirectly fund a portion of the capital cost of such Aircraft, upon which the lease is based; and

(ii) if such Aircraft is being purchased with Indebtedness (other than a capital lease), an amount equal to (A) the purchase price of such Aircraft (including any deposit or the economic equivalent thereof made in connection with or in anticipation of such purchase) less (B) the net cash proceeds received by the obligor(s) under such Indebtedness;

provided that, (A) for the purposes of determining the Equity Component Amount, the following amounts shall be disregarded: (1) that portion of any equity component of the purchase price or lease cost of any Aircraft which is funded from a Designated Contribution used for such purpose and (2) the equity component of any Aircraft, the purchase of which is financed in part by the first $60,000,000 of Indebtedness incurred by the Company and its Restricted Subsidiaries under the New ABL and (B) the Equity Component Amount shall be calculated net of any return or net proceeds realized by the Company or its applicable Restricted Subsidiary in respect of any amount described in clauses (i) and (ii) above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” shall mean each Person identified in clause (i) of the definition of Permitted Holders and their respective Affiliates.

“EU Investorco” means any Person established by the Company to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Indenture and will cease to be Guarantors and Restricted Subsidiaries.

“EU Licensed Operators” means CHC Scotia Limited, CHC Ireland Designated Activity Company, CHC Denmark APS, CHC Helicopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Indenture and will cease to be Guarantors.

“Europe JV” means EEA Helicopter Operations B.V., a company organized under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, for the purpose of holding the regulated European operations of the Company and its Subsidiaries, and all of its Subsidiaries, as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing ABL” means the Amended and Restated Credit Agreement, dated as of [●], 2017, among 6922767 Holding S.à r.l., as parent guarantor, CHC Cayman ABL Borrower Ltd. and the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and BNP Paribas S.A., as collateral agent, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in an aggregate outstanding principal amount not to exceed U.S.$52.0 million

“Existing Capital Leases” means Capital Lease Obligations outstanding on the Issue Date in an amount not to exceed U.S.$39,000,000.

“Existing Permitted JV” means each of the Europe JV, the Brazil JV, the Canadian JV, CHC Helicopteros, Limitada and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Issue Date or amended or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer or manager of the Company for (A) transactions less than $50.0 million and/or (B) intercompany transactions and (ii) the Board of Directors of the Company (unless otherwise provided in this Indenture) for transactions (other than intercompany transactions) valued at, or in excess of, $50.0 million.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the Consolidated Adjusted EBITDAR of such Person for the most recently ended four fiscal quarters for which internal financial statements are available to (b) the Fixed Charges of such Person for such period of four fiscal quarters. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, (but only to the extent permitted by clause (4) of the definition of “Consolidated Adjusted EBITDAR”). Any Person that is a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its other Restricted Subsidiaries since the beginning of such period shall have made any Asset Acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, Investment, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; minus

(4) interest income, including interest income on junior loans extended in connection with leases of Aircraft; minus

(5) non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; minus

(6) accretion or accrual of discounted liabilities not constituting Indebtedness; minus

(7) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; plus

(8) the aggregate amount of Aircraft Operating Lease Payments for such period.

“GAAP” means generally accepted accounting principles in Canada, the U.S. or under International Financial Reporting Standards, as applicable, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(g) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06(d) hereof.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign court, tribunal, board or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary Guarantor and its respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.2

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Holder” means a Person in whose name a Note is registered in the register maintained by the Registrar.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or

(7) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of this Indenture; or (e) any financing related to the novation of aircraft (“assets under construction”), where the recourse of the finance provider is limited to the relevant assets under construction.

2 NTD: guarantors pending / to follow revolving credit facility.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Public Offering” shall mean an offering of common stock or other common Equity Interests of the Company or any direct or indirect parent entity of the Company or any of their respective successors (the “IPO Entity”) and, as a result of which, the shares of common stock or other common Equity Interests of the IPO Entity in such offering are listed on an internationally recognized stock exchange.

“Interest Rate Agreement” means with respect to any specified Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. It is understood and agreed for the avoidance of doubt that the term “Investment” shall not include the direct purchase or acquisition of Aircraft Equipment.

“Issue Date” means [●], 2017.

“Junior Lien Indebtedness” has the meaning assigned to it in the Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, hypothecation, deemed trust, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes in any applicable jurisdiction including the Canadian PPSA) of any jurisdiction, but does not include any “security interest” which is deemed to be a security interest only by virtue of section 12(3) of the Australian PPSA (or the equivalent provision in any Canadian PPSA, if any) if the security interest does not secure payment or performance of an obligation.

“Luxembourg Guarantor” means each Guarantor that is organized under the laws of Luxembourg.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Company, or any of its Subsidiaries, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any of its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of the Company or any of its Subsidiaries, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any of its Subsidiaries, as the case may be hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any of its Subsidiaries, as the case may be.

“Mandatory Conversion Date” has the meaning assigned to it in the Second Lien Convertible Notes Indenture.

“Manufacturer Support Indebtedness” means Indebtedness incurred by the Company and/or a Restricted Subsidiary to a manufacturer of an Aircraft in connection with the purchase of such Aircraft from the manufacturer.

“Material Adverse Effect” means (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Holders or the Trustee under this Indenture; provided that it is understood and agreed that no event, condition and/or contingency described in clause (i) and/or clause (ii) above that arises directly out of or as a direct result of the Chapter 11 Proceedings will be deemed to give rise to a “Material Adverse Effect” for a period of twelve (12) months after the Issue Date.

“Material Joint Venture” means, at any time, any Permitted Joint Venture that generated at least 10% of the consolidated total revenues of the Company, as determined by reference to the then most recent financial statements provided to the Holders pursuant to Section 4.03(a).

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“New ABL” means the Facility Agreement to be entered into among CHC Cayman Borrower III Limited, as borrower, PK Airfinance S.à r.l. as agent and security trustee and the financial institutions named therein (as amended and restated from time to time), in an aggregate outstanding principal amount not to exceed U.S.$150.0 million.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Norwegian Guarantor” means each Guarantor that is organized under the laws of Norway.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any specified Person, any Director, any Manager, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of each of the Issuers and each of its respective Restricted Subsidiaries, in the case of the Company, by two Officers of the Company and in the case of Finance Corp. by two of its Officers, in either case, duly appointed for such purpose, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Aircraft Financing” means (i) (A) Permitted Refinancing Indebtedness in respect of Indebtedness or other obligations originally incurred in order to finance the purchase or lease by the Company or any Restricted Subsidiary of any Aircraft (including the Specified Existing S-92 Aircraft but excluding any other Aircraft included in the Collateral); and/or (B) Indebtedness (including Capital Lease Obligations) incurred in order to finance the purchase or lease of any Aircraft; provided that, in the case of (A) and (B), such Indebtedness may only be incurred (1) at any time prior to the later of the Mandatory Conversion Date and May 1, 2019, if the Equity Component Amount payable in connection with any proposed purchase or lease of such Aircraft, together with the aggregate outstanding Equity Component Amount previously paid in connection with the purchase or lease of any other Aircraft after the Issue Date does not exceed an aggregate of U.S.$75.0 million or (2) after the Mandatory Conversion Date and prior to May 1, 2019, if the Company has a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, as determined on a pro forma basis as if (x) such Indebtedness had been incurred and (y) the related Aircraft has been acquired at the beginning of the applicable four-quarter period; it being understood and agreed that none of the restrictions set forth in this proviso shall apply after the later of the Mandatory Conversion Date and May 1, 2019; (ii) Indebtedness by the Company of any Restricted Subsidiary of Indebtedness represented by the EDC ABL and/or New ABL; or (iii) an Aircraft operating lease permitted or not restricted by this Indenture.

“Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Holders” shall mean each of (i) any Person (together with its Affiliates) owning beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date) directly or indirectly, in the aggregate Equity Interests representing 7.5% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of the Company as of the Issue Date (or Equity Interests issued after the Issue Date in accordance with the Approved Restructuring Plan) and any of their Affiliates, (ii) any “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date) of which any of the foregoing Persons identified in clause (i) are members, provided that such “group” shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), directly or indirectly, the aggregate Equity Interests representing (x) prior to an Initial Public Offering that is a Qualifying IPO at least 50% and (y) after an Initial Public Offering that is a Qualifying IPO at least 35%, in each case, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and (iii) with respect to not more than 10% of the direct or indirect voting power of the Equity Interests of the Company, the Management Group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Second Lien Convertible Notes.

“Permitted Joint Venture” means any joint venture, partnership or other Person (i) in which the Company or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business and (iv) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Company qualifying as an Affiliate. Notwithstanding the foregoing, each of CHC Helicopters Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, Airport Den Helder CV, Schreiner Airways Cameroun SA, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under the Credit Agreement in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $383,020,886, Cash Management Obligations (as defined in the Credit Agreement) and/or Hedging Obligations related thereto, including within First Lien Obligations (as defined in the Credit Agreement);

(2) Liens in favor of the Company and/or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company and/or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company and/or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an Asset Acquisition, lease, disposition or investment;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment (excluding Aircraft) used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding 5.0% of Total Assets;

(8) Liens existing on the Issue Date, including Liens securing the Second Lien Convertible Notes and the related guarantees;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (but for certainty, excluding any Lien (including statutory or arising by operation of law) regarding any pension plan maintained by the Company or any Restricted Subsidiary for any current or former employees);

(11) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(12) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company and/or any of its Restricted Subsidiaries;

(13) easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company and/or its Restricted Subsidiaries) or materially impair their use in the operation of the business of the Company and/or its Restricted Subsidiaries;

(14) Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured by an original Lien and such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could secure such original Lien (plus the improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by such new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16) Liens arising from precautionary UCC, Australian PPSA, Canadian PPSA or analogous financing statement filings regarding operating leases entered into by the Company and/or any of its Restricted Subsidiaries in the ordinary course of business;

(17) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(18) Liens securing Indebtedness or other obligations of the Company and/or any of its Restricted Subsidiaries with respect to obligations with an aggregate principal amount that does not exceed $75,000,000 at any one time outstanding;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(20) licenses of intellectual property in the ordinary course of business;

(21) [Intentionally omitted];

(22) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(23) Liens to secure a defeasance trust;

(24) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;;

(25) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(26) Liens securing Indebtedness (including Acquired Debt) incurred pursuant to Section 6.02(b)(xii) of the Credit Agreement; provided that either (A) any such Lien is limited to the assets financed with such Indebtedness and/or the stock of the acquired entity (the “Acquired Assets”), or (B) any such Lien on the Collateral (other than the Acquired Assets) is subject to a Junior Lien Intercreditor Agreement (as defined in the Credit Agreement);

(27) Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company and/or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(28) Liens arising by way of set-off or pledge (in favor of the account holding bank) (A) arising by operation of law or pursuant to standard banking terms or conditions, including bankers’ Liens and rights and remedies as to deposit accounts, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing or (B) relating to pooled deposit or sweep accounts of the Company and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and/or any Restricted Subsidiary.

(29) [Intentionally omitted];

(30) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(31) Liens securing Hedging Obligations other than for speculative purposes and/or obligations in respect of Bank Products and/or obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearinghouse transfers of funds;

(32) any (A) interest or title of a lessor or sublessor under any lease; (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ Liens, tax Liens and easements); (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B) of this subclause (32) or (D) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(33) Liens incurred under or in connection with lease or sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such leases or sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits;

(34) Liens securing Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings; provided that such Liens only secure the Aircraft purchased from such manufacturer and any assets or contract rights related thereto;

(35) Liens on Collateral securing Junior Lien Indebtedness that has a Stated Maturity that is after the Maturity Date (as defined in the Credit Agreement); provided that at the time such Liens are created, no Event of Default has occurred and is continuing;

(36) Liens solely on any cash earnest money deposits made by the Company and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(37) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(38) Liens in connection with any zoning, building or similar applicable law, rule or regulation or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(39) Liens securing obligations (other than obligations representing Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries;

(40) Liens on securities that are the subject of repurchase agreements arising out of such repurchase transaction;

(41) Liens securing obligations in an aggregate outstanding amount not to exceed US$5.0 million in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments;

(42) Liens arising (A) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Indenture or (B) by operation of law under Article 2 of the UCC (or similar applicable law under any jurisdiction);

(43) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(44) (A) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contribution obligations to, or obligations of, such Persons and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and related agreements with respect to non-Wholly Owned Subsidiaries;

(45) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(46) Liens disclosed in any mortgage policy delivered with respect to any Real Property that is Collateral and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(47) Liens securing obligations in respect of sale and repurchase transactions (and the obligations under the transaction documentation relating thereto);

(48) Liens on Aircraft Equipment temporarily installed on Aircraft, which are in favor of a third party lessor or financier; and

(49) Liens on Third Party Aircraft-Related Collateral relating to obligations under Aircraft operating leases.

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall, solely by virtue of being permitted hereunder, in any way constitute or be construed as to provide for a contractual subordination of any rights of payment or any Liens of any Holder in favor of such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to Indebtedness incurred under the Credit Agreement;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited liability company or government or other entity.

“PIK Interest” means interest on the Notes payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“Plan” means the plan of reorganization filed in connection with the Chapter 11 Proceedings.

“Plan Supplement” means the supplemental appendix to the Approved Restructuring Plan filed in connection with the Chapter 11 Proceedings on January 22, 2017, as may be amended or supplemented.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value; and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Qualifying IPO” shall mean a firm-commitment underwritten primary initial public offering of common equity of the Company or any direct or indirect parent entity of the Company, or any successor to any of them, pursuant to an effective registration statement under the Securities Act filed with the SEC on Form S-1 (or Form F-1) (or any successor form adopted by the SEC), for aggregate gross proceeds of at least U.S.$300,000,000.

“Real Property” shall mean, collectively, all right, title and interest of the Issuers or any Guarantor in and to any and all parcels of real property owned or leased by an Issuer or any Guarantor together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company or any Subsidiary and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and all Indebtedness and other obligations (contingent or otherwise) of such Receivables Subsidiary is Non-Recourse Debt, other than pursuant to Standard Securitization Undertakings. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reporting Failure” means the failure of the Company to hold conference calls with respect to, or make available, post or otherwise deliver to the Trustee, within the time periods specified in Section 4.03, the periodic reports, information, documents or other reports which the Company may be required to make available, post or otherwise deliver pursuant to such provision.

“Repurchase Event” means (i) a Change of Control and/or (ii) Triggering Public Offerings.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary and, unless specified otherwise, means a Restricted Subsidiary of the Company and, if such Person is the Company, shall include CHC Helicopter Holding S.à r.l.

“Restructuring Transactions” shall mean, collectively, (a) the consummation of the Approved Restructuring Plan including the issuance of the Confirmation Order and (b) the consummation of the transactions under the Credit Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Convertible Notes” means the $464,100,000 aggregate principal amount of Zero Interest Second Lien Convertible Notes due 2020, issued pursuant to the Second Lien Convertible Notes Indenture.

“Second Lien Convertible Notes Indenture” means the indenture, dated as of [●], 2017 by and among the Company and Finance Corp., as Issuers, the Guarantors (as defined therein) and The Bank of New York Mellon, as Trustee and Collateral Trustee.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the sum of (i) the Consolidated Total Indebtedness (as of the end of the most recent fiscal quarter for which internal financial statements are available) that is secured by Liens (including, without duplication, any Delayed Lien Debt), (ii) to the extent not included in clause (i) above, the Aircraft Operating Lease Deemed Principal and (iii) the Notes (including any Permitted Refinancing Indebtedness in respect thereof), to (b) the Consolidated Adjusted EBITDAR of the Company for the most recently ended four fiscal quarters ending at the end of such fiscal quarter.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company and/or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, Asset Acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, Asset Acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized but only to the extent permitted by in clause (4) of the definition of “Consolidated Adjusted EBITDAR”).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Convertible Debt” has the meaning specified in the Credit Agreement.

“Specified Existing S-92 Aircraft” means the Sikorsky S92 (generic model S-92) Aircraft bearing manufacturer’s serial number 920045.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the closing date thereof, and will not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and, unless specified otherwise, means a Subsidiary of the Company.

“Subsidiary Guarantor” means (1) the Subsidiaries of the Company (other than any Issuer) that provide a Note Guarantee by executing the Indenture on the Issue Date and (2) any other Subsidiary of the Company that provides a Note Guarantee by executing a supplemental indenture in accordance with the provisions of this Indenture.

“Taxing Authority” means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.

“Taxing Jurisdiction” means with respect to any payments made under or with respect to the Notes or a Note Guarantee, any jurisdiction in which the Company or any Guarantor is organized, resident or doing business or through which payments are made by such Person or its paying agents (or any political subdivision, state, province or territory thereof).

“Third Party Aircraft-Related Collateral” means, in relation to any Aircraft which is financed by a Permitted Aircraft Financing:

(i) the relevant Aircraft and any related Aircraft Equipment;

(ii) the stock (or other ownership interest) or assets of any Person that owns the relevant Aircraft; provided that such Person does not own any material assets that do not relate to such Aircraft);

(iii) the rights of any Person (including any Issuers or Guarantor) with respect to any lease or sublease relating to the relevant Aircraft;

(iv) the rights under maintenance agreements relating to the relevant Aircraft Equipment;

(v) the warranties and other rights against the manufacturer (or repairers) of the relevant Aircraft Equipment, insurances, reinsurances, security deposits, maintenance reserves, letters of credit, other cash or cash-like amounts or assets and/or any other claims or proceeds arising out of the property listed in this clause (v) held by lessors, lenders or third parties in each case relating to such Aircraft Equipment; and

(vi) the customer contracts and/or deposit or securities accounts which either relate to the relevant Aircraft or are subject to Liens in favor of the holder of such Indebtedness in existence on the Issue Date.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose).

“Triggering Public Offerings” shall mean one or more underwritten primary public offerings of equity of the Company or any direct or indirect parent entity of the Company, or any successor to any of them, pursuant to an effective registration statement under the Securities Act filed with the SEC on Form S-1 or Form S-3 (or Form F-1 or Form F-3) (or any successor form adopted by the SEC), which, together with any other such primary public offering or offerings, result in aggregate net proceeds to the Company, any direct or indirect parent entity of the Company, or any successor to any of them, of U.S.$100,000,000 or more.

“Trustee” means The Bank of New York Mellon, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

(i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company but excluding Finance Corp.) to be an Unrestricted Subsidiary, subject to Section 4.10, provided that:

(A)         neither such Subsidiary nor any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property or assets of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

(B)         neither such Subsidiary nor any of its Subsidiaries have at the time of designation or thereafter incur any Indebtedness other than Non-Recourse Debt; and

(C)         no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could incur $1.00 of additional Indebtedness such that on the date of such designation the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such designation is made, would have been at least 1.00 to 1.00 (at any time until and including October 31, 2018) and 1.05 to 1.00 (at any time thereafter), each determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately after such designation would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case as determined on a pro forma basis after taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Vendor Financings” means Indebtedness incurred by the Company or a Restricted Subsidiary to a vendor of Aircraft Equipment and rotables and other aircraft parts in connection with the purchase of such Aircraft Equipment from such vendor.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Wholly Owned Subsidiary that is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than exchangeable shares held by members of the Management Group, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

Section 1.02         Other Definitions.

Term	Defined in Section
“Acquired Assets”	(26) of “Permitted Liens”
“Additional Amounts”	4.11(a)
“Affiliate Transaction”	4.06(a)
“Australian Guarantors”	10.01(f)
“Authentication Order”	2.02(d)
“Barbados Act”	10.01(k)
“Company”	Preamble
“Covenant Defeasance”	8.03
“Delayed Lien Debt”	4.05
“Documentary Taxes”	4.11(e)
“DTC”	2.03(c)
“Emergence Restructuring Transactions”	13.16
“Event of Default”	6.01
“Excluded Holder”	4.11(a)
“Finance Corp.”	Preamble
“Fixed Charge Coverage Ratio Calculation Date”	“Fixed Charge Coverage Ratio”
“Initial Notes”	Preamble
“Issuers”	Preamble
“Judgment Currency”	13.15(b)
“Legal Defeasance”	8.02(a)
“Luxembourg Guarantee”	10.01(g)
“Maximum Secured Leverage Ratio”	4.05
“Notes”	Preamble
“Obligation Currency”	13.15
“Paying Agent”	2.03(b)
“Payment Default”	6.01(4)(A)
“PIK Notes”	2.01(c)
“Polish Bankruptcy Law”	10.01(l)(1)
“Polish Commercial Companies Code”	10.01(l)(2)
“Polish Guarantor”	10.01(l)
“Prohibition”	10.01(e)
“Registrar”	2.03(b)
“Repurchase Event Offer”	4.07(a)
“Repurchase Event Payment”	4.07(a)
“Repurchase Event Payment Date”	4.07(a)(2)
“Taxes”	4.11(a)
“U.S. Dollars”	1.04

Section 1.03         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder;

“indenture to be qualified’” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04         Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) “will” shall be interpreted to express a command;

(vi) provisions apply to successive events and transactions;

(vii) “$,” “US$,” “U.S. dollars” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(viii) whenever in this Indenture or in any Note there is mentioned, in any context, principal, principal amount or aggregate principal amount of Notes or any Note, including for purposes of calculating any redemption amount or premium, such mention shall be deemed to include any increase in the principal amount of the Notes as a result of the payment of PIK Interest;

(ix) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(x) “includes” and “including” shall be interpreted to mean “includes without limitation” and “including without limitation”.

Section 1.05         Luxembourg Terms.

Notwithstanding any other provision of this Agreement to the contrary, in this Agreement, when it relates to a Luxembourg Guarantor or to a party which is organised under the laws of Luxembourg, a reference to:

(i) a receiver, receiver and manager, liquidator, administrator, trustee, custodian or similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(ii) events having for the purpose of clauses (7) and (8) of Section 6.01, analogous effect to those referred to under such clauses (7) and (8) include, without limitation:

(1)         bankruptcy (faillite) within the meaning of Articles 437ff. of the Luxembourg Commercial Code;

(2)         insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire) pursuant to the law of 10 August 1915 on commercial companies, as amended;

(3)         composition with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended;

(4)         moratorium or reprieve from payment (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code; and

(5)         controlled management (gestion contrôlée) within the meaning of the grand-ducal regulation of 24 May 1935 on controlled management;

(iii) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv) a person being unable to pay its debts includes that person being in a state of cessation de paiements and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit);

(v) attachment or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt);

(vi) a guarantee includes any garantie that is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code; and

(vii) a “set-off” includes, for purposes of Luxembourg law, legal set-off.

ARTICLE 2

THE NOTES

Section 2.01         Form and Dating.

(a)          General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1.00 and integral multiples of $1.00 in excess thereof, and any increase in the principal amount of Notes as a result of PIK Interest or issuance of PIK Notes may be made in integral multiples of $1.00.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases and Decreases in the Global Note” attached thereto), as applicable. Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the Schedule of Increases and Decreases in the Global Note attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, transfers and payment of PIK interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, (i) in the case of an exchange or transfer, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof or (ii) in the case of a conversion, repurchase or payment of PIK interest, in accordance with Section 2.06(h).

(c)          PIK Interest. In connection with the payment of PIK Interest in respect of the Notes, the Issuers shall increase the outstanding principal amount of the Notes outstanding under this Indenture represented by one or more Global Notes or, with respect to Definitive Notes represented by individual certificates, if any, by issuing additional notes (“PIK Notes”) under this Indenture on the same terms and conditions as the Initial Notes (other than the issuance dates and the date from which interest will accrue).

(d)          None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a Participant or Indirect Participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant in, or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee and each Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants, Indirect Participants and any beneficial owners.

Section 2.02         Execution and Authentication.

(a)          At least one Officer must sign the Notes for each Issuer by manual or facsimile signature.

(b)          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c)          A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

(d)          The Trustee will, upon receipt of a written order of the Issuers signed by two Officers of each Issuer (an “Authentication Order”), authenticate (i) Notes for original issue on the Issue Date in an aggregate principal amount not to exceed $37,500,0003 and (ii) subject to the terms of this Indenture, any PIK Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether such Notes are to be Initial Notes or PIK Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

3 Subject to dollar for dollar reduction for the convenience class, not to exceed $750,000.

(e)          On any interest payment date on which the Issuers pay PIK Interest with respect to a Global Note, the principal amount of such Global Note shall be increased by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such interest payment date, to the credit of the Holders on such record date, pro rata in accordance with their interests or, if applicable, otherwise in accordance with the procedures of the Depositary, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any interest payment date on which the Issuers pay PIK Interest with respect to Definitive Notes represented by individual certificates, if any, the Issuers shall issue additional PIK Notes in certificated form, rounded up to the nearest $1.00. In connection with any payment of PIK Interest, no later than two Business Days prior to the relevant interest payment date, the Issuers shall deliver to the Trustee and the Paying Agent (if other than the Trustee) an Authentication Order, executed by two Officers of each Issuer, setting forth the amount of PIK Interest to be paid on such interest payment date and either (i) directing the Trustee and the Paying Agent (if other than the Trustee) to increase the principal amount of the Notes in accordance with this paragraph, which notification the Trustee and Paying Agent shall be entitled to rely upon or (ii) directing the Trustee to authenticate PIK Notes and delivering such PIK Notes to the Trustee for authentication no later than two Business Days prior to the relevant payment date.

(f)          The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03         Registrar and Paying Agent.

(a)          The Notes shall be registered as to both principal and interest, and the Issuers will maintain a register of Notes at their respective registered offices in which the Holders of the Notes will be registered.

(b)          The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Any Issuer or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

(c)          The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(d)          The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent with respect to the Global Notes

(e)          With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be the office of agency where such Global Notes may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

Section 2.04         Paying Agent to Hold Money and PIK Notes in Trust.

Prior to 10:00 a.m. Eastern Time on each due date of the principal or interest on any Note, the Issuers shall deposit with each Paying Agent a sum sufficient to pay the cash portion of such principal and interest, and increase the principal amount of the Notes or issue PIK Notes to pay PIK Interest pursuant to an Authentication Order delivered to the Trustee specifying the increase in the Global Notes or the PIK Note amount to be issued on the applicable interest payment date. The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary of the Issuers) will have no further liability for the money. If an Issuer or a Subsidiary of an Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05         Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06         Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2) the Issuers, at their option and subject to the procedures of the Depositary, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in clauses (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The Notes will be freely transferrable, and exempt from the registration requirements of the securities laws pursuant to Section 1145 of the Bankruptcy Code. Any transfer or exchange of beneficial interests in the Global Notes will be effected through the Depositary. The transferor of a beneficial interest in Global Notes must deliver to the Registrar either:

(1) both:

(A)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(2) both:

(A)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)         instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above.

(c)          Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(f)          [Reserved].

(g)          Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(2)         OID Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT [●] OF THE ISSUERS AT [●].”

(h)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)          General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.07 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A)         to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)         to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)         to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any tax or securities laws with respect to any restrictions on transfer imposed under this Indenture or under applicable law (including any transfers between or among Depositary Participants, Indirect Participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07         Replacement Notes.

(a)          If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note.

(b)          Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08         Outstanding Notes.

(a)          The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by the Issuers, a Subsidiary of the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 9.02(a) hereof.

(b)          If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c)          If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)          If the Paying Agent (other than the Issuer, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, a Subsidiary of the Company or an Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10         Temporary Notes.

(a)          Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

(b)          Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11         Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than ten days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13         CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of any Repurchase Event Offer or redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such Repurchase Event Offer or redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01         Notices to Trustee.

If the Issuers elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 45 days but not more than 65 days before a redemption date, or such shorter notice period as the Trustee and Issuers shall agree, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the applicable CUSIP Numbers.

Section 3.02         Selection of Notes to Be Redeemed.

(a)          If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption or purchase as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis.

(b)          In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

(c)          The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess of $100,000; provided that no Notes of $100,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03         Notice of Redemption.

(a)          At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

(b)          The notice will identify the Notes (including CUSIP Numbers) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Trustee;

(5) that Notes called for redemption must be surrendered to the Trustee to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) if in connection with any conditional notice of redemption pursuant to Section 3.07(c) hereof, any condition to the related redemption.

(c)          At the Issuers’ written request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b) above.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as provided for in Section 3.07(c) hereof. The notice, if mailed in accordance with Section 3.03 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05         Deposit of Redemption Price.

(a)          One Business Day prior to the redemption date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest (including accrued and unpaid PIK Interest which for the avoidance of doubt shall be paid in cash) on all Notes (including any PIK Notes or any increased principal amount of Notes sufficient to pay PIK Interest) to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)          If the Issuers comply with the provisions of Section 3.05(a), on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuers to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06         Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that each new Note will be in a principal amount of $1.00 and integral multiples of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07         Optional Redemption

(a)          At any time other than in contemplation of a Repurchase Event, the Issuers may redeem all or a part of the Notes (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, in each case, on the Notes to be redeemed to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)          Any redemption pursuant to this Section 3.07 shall be made pursuant to and in compliance with the provisions of Sections 3.01 through 3.06 hereof.

(c)          Any notice of any redemption pursuant to this Section 3.07 may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction. In the event that any conditional notice of redemption pursuant to this Section 3.07(c) is rescinded by the Issuers, the Issuers or the Company shall promptly deliver an Officers’ Certificate to the Trustee instructing it to notify the Depositary to rescind such notice in accordance with the Applicable Procedures. The Issuers will mail or cause to be mailed, by first class mail or electronically, a notice of such redemption having been rescinded to each Holder whose Notes were to be redeemed at its registered address.

Section 3.08         Mandatory Redemption

The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09         Calculation of Redemption Price

Neither the Trustee nor any Agent shall have an obligation to calculate the redemption price of any Notes.

ARTICLE 4

COVENANTS

Section 4.01         Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium, if any, cash interest and increase the principal amount of the Notes or issue PIK Notes to pay the PIK Interest on the Notes on the dates and in the manner provided in the Notes. An installment of principal of or cash interest on or any PIK Notes or any increased principal amount of Notes sufficient to pay all PIK Interest on the Notes shall be considered paid on the date due if on such date (i) the Trustee or any Paying Agent holds as of 10:00 a.m. Eastern Time on the Business Day immediately preceding the due date money sufficient to pay all principal and interest then due, (ii) the Trustee has received delivery of an Authentication Order as required under Section 2.02(e) hereof prior to the date the payment is due of any PIK Notes to be authenticated and delivered or any increased principal amount of the Global Notes sufficient to pay all PIK Interest then due and (iii) the Trustee or any Paying Agent, as the case may be, are not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

Section 4.02         Maintenance of Office or Agency.

(a)          The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers (other than the type contemplated by Section 13.13 hereof) in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)          The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)          The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03         Reports.

(a)          So long as any Notes are outstanding, the Company will furnish, or cause the Trustee to furnish, to the Holders, without cost to the Trustee or the Holders:

(1) no later than 120 days after the end of each fiscal year, audited consolidated financial statements; and

(2) no later than 60 days after the end of each of the first three calendar quarters of each fiscal year, unaudited quarterly financial statements;

provided that, (x) the availability of the foregoing reports on the SEC’s EDGAR filing system, a publicly available website of the Company or a restricted electronic data room accessible to the Holders and beneficial owners of the Notes or (y) by providing such reports to the Trustee will be deemed to satisfy the foregoing delivery requirements.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(b)          The Company will use commercially reasonable efforts to hold and participate in conference calls with the Holders of the Notes, beneficial owners of the Notes and bona fide prospective investors to discuss the financial information required to be furnished pursuant to Section 4.03(a)(1) and Section 4.03(a)(2) no later than ten Business Days after distribution of such financial information, unless, in each case, the Company reasonably determines that to do so would conflict with applicable securities laws, including in connection with any pending offering of securities. The Company shall be permitted to combine this conference call with any other conference call for other debt or equity holders or lenders. The Company shall, no later than three Business Days prior to the date of the conference calls required to be held in accordance with this paragraph, announce the date and time of such conference calls and all information necessary to enable Holders of Notes and beneficial owners of Notes to obtain access to such calls.

(c)          So long as any Notes are outstanding, the Company will also maintain a restricted electronic data room to which Holders, beneficial owners of the Notes and bona fide prospective investors are given access (which may be password protected and require potential investors to enter in to a customary non-disclosure agreement with the Company (including on a click-through basis) and to which all of the reports required by this Section 4.03 are posted, unless they are otherwise publicly filed with the SEC.

(d)          In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing consolidated financial information relating to such parent company; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Section 4.04         Compliance Certificate.

(a)          The Issuers and each Guarantor (to the extent such Guarantor is so required under the TIA) shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ended April 30, 2017) an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuers are taking or proposes to take with respect thereto. The Issuers also shall comply with the provisions of § 314(a)(4) of the TIA.

(b)          So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, forthwith upon any Officer of the Issuers becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05         Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom in each such case to the extent such asset, property, income or profits constitute Collateral, except that the foregoing shall not apply to the following: (i) Permitted Liens; (ii) Liens securing Indebtedness so long as at the date of incurrence of such Lien the Senior Secured Leverage Ratio does not exceed 6.25:1.00 in respect of any fiscal quarter ending at any time on or prior to April 30, 2020 and 6.00:1.00 in respect of any fiscal quarter ending at any time thereafter and determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such four-quarter period (the “Maximum Secured Leverage Ratio”); provided that any Lien securing such Indebtedness may attach at the date of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness so long as at the date of incurrence of such Indebtedness the Maximum Secured Leverage Ratio would not have been exceeded had such Lien attached at the date of incurrence of such Indebtedness and the Company certifies the same in a certificate filed with the Trustee and identifying with particularity such Indebtedness (such Indebtedness, the “Delayed Lien Debt”) and detailing the Liens generally to attach; and (iii) Liens securing the EDC ABL, the Existing ABL, the New ABL, the Second Lien Convertible Notes and related guarantees, the Specified Convertible Debt, the Existing Capital Leases, Permitted Aircraft Financing, and Permitted Refinancing Indebtedness of any of the foregoing.

Section 4.06         Transactions with Affiliates.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or pay management, consulting, monitoring or advisory fees in cash or Cash Equivalents in favor of, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $5.0 million (or zero in the case of such management, consulting, monitoring or advisory fees), unless:

(i)          the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii)         the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution of the Board of Directors of the Company or the Issuer certifying that such Affiliate Transaction complies with this Section 4.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.06(a) hereof:

(i)          any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)         transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose);

(iii)        transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)        payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(v)         any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company (or any other holder of Capital Stock of the Company) or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights;

(vi)        subject to clause (c) below, any Restricted Payments and any Permitted Investments (in each case as defined in the Credit Agreement);

(vii)       the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDAR of the Company and its Restricted Subsidiaries for such period and related expenses;

(viii)      loans or advances to employees or consultants in the ordinary course of business ;

(ix)         any transaction effected as part of a Qualified Receivables Financing;

(x)          any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.06(a)(1) hereof;

(xi)         the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Holders taken as a whole than the original agreement as in effect on the Issue Date;

(xii)        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management of the Company or the other Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unrelated party;

(xiii)       (x) Guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness and (y) limited recourse pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(xiv)      if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary;

(xv)       transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Holders, taken as a whole);

(xvi)      payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors and on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated third party;

(xvii)     transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Company or a Restricted Subsidiary and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party;

(xviii)    transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Company or a Restricted Subsidiary and a Permitted Joint Venture that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party; and

(xix)       transactions contemplated by the Credit Agreement, the Second Lien Convertible Notes Indenture or the debt document governing any Specified Convertible Debt.

(c)          Notwithstanding any other provision in this Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to purchase Notes held by an Affiliate of the Company unless the offer to purchase Notes is made to all Holders on a pro rata basis.

Section 4.07         Offer to Repurchase Upon Repurchase Event.  Upon the occurrence of a Repurchase Event, the Company will make an offer (a “Repurchase Event Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest) plus accrued and unpaid interest (including cash in an amount equal to accrued and unpaid PIK Interest) on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Repurchase Event Payment”). Within 30 days following any Repurchase Event, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Repurchase Event and stating:

(1) that the Repurchase Event Offer is being made pursuant to this Section 4.07 and that all Notes properly tendered pursuant to such Repurchase Event Offer will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Repurchase Event Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Repurchase Event Payment, all Notes accepted for payment pursuant to the Repurchase Event Offer will cease to accrue interest after the Repurchase Event Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Repurchase Event Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day preceding the Repurchase Event Payment Date;

(6) that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business on the second Business Day preceding the Repurchase Event Payment Date, a telegram, telex, facsimile transmission, letter or email setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 excess thereof.

The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.07 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.07 by virtue of such compliance.

(b)          On the Business Day immediately preceding the Repurchase Event Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Repurchase Event Payment in respect of all Notes or portions of Notes accepted for payment.

(c)          On the Repurchase Event Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in a minimum principal amount of $1.00 or an integral multiple of $1.00 excess thereof) properly tendered pursuant to the Repurchase Event Offer and not properly withdrawn; and

(2) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder properly tendered the Repurchase Event Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 excess thereof. The Company will publicly announce the results of the Repurchase Event Offer on or as soon as reasonably practicable after the Repurchase Event Payment Date.

(d)          Notwithstanding anything to the contrary in this Section 4.07, the Company will not be required to make a Repurchase Event Offer upon a Repurchase Event if a third party makes the Repurchase Event Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.07 and purchases all Notes properly tendered and not withdrawn under the Repurchase Event Offer.

Section 4.08         Payments for Consent.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and the Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction or any category of Holders where (1) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (2) the payment of the consideration therefore could reasonably be interpreted as requiring the Issuers or any Restricted Subsidiary to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Issuers in their sole discretion determine (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders.

Section 4.09         Additional Note Guarantees.

If (x) any Issuers or any of their Restricted Subsidiaries acquire or create another Restricted Subsidiary after the Issue Date or if any Unrestricted Subsidiary shall be designated a Restricted Subsidiary after the Issue Date, then that newly acquired, designated, or created Restricted Subsidiary, if such Subsidiary guarantees the Credit Agreement or the Second Lien Convertible Notes or (y) any existing Restricted Subsidiary guarantees the Credit Agreement or the Second Lien Convertible Notes, then that existing Restricted Subsidiary, in case of clause (x) or (y), will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee no later than the date on which it guarantees the Credit Agreement or the Second Lien Convertible Notes. The form of such supplemental indenture is attached as Exhibit B hereto.

Section 4.10         Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) that designation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary,” (ii) at the time of such designation such Subsidiary is simultaneously designated as an “Unrestricted Subsidiary” under the Credit Agreement and (iii) the outstanding principal amount of Indebtedness, or commitments to lend funds, under the Credit Agreement are in the aggregate at least $25.0 million. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary”

(b)          If, at any time, (x) any Unrestricted Subsidiary (i) fails to meet the preceding requirements as an Unrestricted Subsidiary, or (ii) no longer constitutes an “Unrestricted Subsidiary” under the Credit Agreement or (y) the outstanding principal amount of Indebtedness, or commitments to lend funds, under the Credit Agreement are not in the aggregate at least $25.0 million, such Unrestricted Subsidiary (in the case of clause (x)) or each Unrestricted Subsidiary (in the case of clause (y)) will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Lien of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Lien is not permitted to be incurred as of such date under Section 4.05, the Issuers will be in default of such covenant.

Section 4.11         Additional Amounts

(a)          All payments made by or on behalf of the Issuers or a Guarantor under or with respect to the Notes or a Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any Taxing Authority (hereinafter “Taxes”), unless the applicable withholding agent is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the applicable withholding agent is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or a Note Guarantee, the Issuers or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of Notes or to a third party on behalf of a Holder of Notes to the extent any of the following exceptions apply (any such Holder shall be an “Excluded Holder”) (i) in the case of Canadian withholding taxes, an Issuer or Guarantor, as the case may be, does not deal at arms’ length (within the meaning of the Income Tax Act (Canada)) with such Holder at the time of making such payment, (ii) the Holder (or fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) is subject to such Taxes by reason of its being connected with the relevant Taxing Jurisdiction otherwise than by reason of the Holder’s activity in connection with purchasing the Notes, or by the mere holding or disposition of Notes or the receipt of payments thereunder or the enforcement of its rights thereunder, (iii) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives, (iv) to the extent (x) that no deduction or withholding would have been required if the Holder or beneficial owner had made a declaration of non-residence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that Holder or beneficial owner would either have been able to avoid such deduction or withholding or to obtain a refund of such deduction or withholding and (y) the Holder is legally entitled to make such declaration or claim , (v) to the extent that such deduction or withholding could have been avoided if the payment was made through another Paying Agent, (vi) to the extent any tax, assessment or other governmental charge arising in relation to the Note has been refunded by any tax authority to a Holder in accordance with the terms of an applicable double taxation treaty, (vii) the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), (viii) where such deduction or withholding is imposed with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge, (ix) to the extent that any tax, assessment or other governmental charge is payable otherwise than by deduction or withholding from payments under or with respect to the Notes or a Note Guarantee other than pursuant to Section 803 of the Income Tax Regulations to the Income Tax Act (Canada), or (x) to the extent that any tax, assessment or other governmental charge is imposed as a result of FATCA or any similar provision of applicable foreign law. In addition, no Additional Amounts shall be paid with respect to any payment to any Holder of Notes who is a fiduciary or a partnership or other than the sole beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(b)          The Issuers or a Guarantor will (a) make any required withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuers or a Guarantor will furnish to the Trustee and the Holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts (or other suitable documentation) evidencing such payment by the Issuers or such Guarantor. The Issuers or a Guarantor will indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (1) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes or a Note Guarantee and (2) any Taxes levied or imposed and paid by such Holder with respect to any indemnification payments under clause (1), other than any Taxes with respect to which such Holder is an Excluded Holder.

(c)          At least 30 days prior to each date on which any payment under or with respect to the Notes or a Note Guarantee is due and payable, if the Issuers or a Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee and the Paying Agents an Officers’ Certificate instructing the Trustee and such Paying Agent as to whether any payment of principal of or any interest on such Notes shall be made without deduction or withholding for or on account of any tax, duty, assessment or other governmental charge. If any such deduction or withholding shall be required, then such certificate shall specify the amount, if any, required to be deducted or withheld on such payment to the relevant recipient, shall certify that the Issuers shall pay such deduction or withholding amount to the appropriate Taxing Authority, and shall certify that the Issuers shall pay or cause to be paid to the Trustee or such Paying Agent Additional Amounts, if any, required. The Issuers and each of the Guarantors, jointly and severally, agrees to indemnify the Trustee and each Paying Agent for, and to hold each harmless against, any loss, liability or expense reasonably incurred without bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance on any Officers’ Certificate furnished pursuant to this Section or any failure to furnish such a certificate. The obligations of the Issuers and the Guarantors under this Section 4.11 shall survive the payment of the Notes, the resignation or removal of the Trustee or any Paying Agent and/or termination of this Indenture.

(d)          Whenever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Repurchase Event Payment, or any other amount payable under or with respect to any Note or a Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts or indemnification payments to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

(e)          The Issuers will pay and indemnify any Holders for any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any Taxing Jurisdiction from the execution, delivery or registration of, enforcement of rights under, or payment under or with respect to this Indenture or any related document, including the Note Guarantees (“Documentary Taxes”).

(f)          The obligation to pay Additional Amounts, any indemnification payments and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor to an Issuer or any Guarantor.

ARTICLE 5

SUCCESSORS

Section 5.01         Consolidation, Amalgamation, Merger, or Sale of Assets.

(a)          Neither of the Issuers will, directly or indirectly: (i) consolidate, amalgamate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(1) either:

(A)         such Issuer is the surviving entity; or

(B)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia or the Cayman Islands;

(2) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than an Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer, as the case may be, under the Notes and this Indenture, all pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) in the case of a transaction involving the Company and not Finance Corp. the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

(b)          The Issuers shall not directly or indirectly, lease all or substantially all of the properties and assets of them and their Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c)          This Section 5.01 will not apply to:

(1) a consolidation, amalgamation or merger of the either of the Issuers with an Affiliate solely for the purpose of reincorporating the applicable Issuer under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia; or

(2) any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuers and any Guarantor.

Section 5.02         Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to an “Issuer”, shall refer instead to the successor Person and not to the predecessor Issuer, and may exercise every right and power of predecessor Issuer, under this Indenture with the same effect as if such successor Person had been named as an Issuer herein; provided, however, that the Issuers shall not be relieved from the obligation to pay the principal of interest on the Notes except in the case of a sale of all or substantially all of such Issuer’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption, on any Repurchase Event Payment Date or otherwise) of all or any part of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of the Company’s Restricted Subsidiaries for 45 days (or 30 days in the case of a Reporting Failure) after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(4) default under (i) the Credit Agreement, or (ii) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or Finance Corp., or any of the Company’s Significant Subsidiaries or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Restricted Subsidiary of the Company), if that default:

(A)         is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(B)         results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in the case of clause (ii) for each of (A) and (B) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided that (1) this clause (4) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (2) no such breach, default or failure with respect to any Aircraft Equipment lease shall constitute all or part of an Event of Default under this Section 6.01(4) unless such breach, default or failure results in the acceleration by the applicable lessor of the obligations of the Company or the relevant Restricted Subsidiary under the applicable Aircraft Equipment lease, which acceleration has not been rescinded.

(5) failure by the Company or any of the Company’s Significant Subsidiaries, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(6) the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary (treating any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) as a Restricted Subsidiary that is a Significant Subsidiary for purposes of this Section 6.01(6) if the occurrence of any event described in this Section 6.01(6) in respect of such Material Joint Venture has or could reasonably be expected to have a Material Adverse Effect) or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)         commences a voluntary case, or proceeding (including the filing of a notice of intention in respect thereof),

(B)         consents to the entry of an order for relief against it in an involuntary case or proceeding,

(C)         consents to the appointment of a custodian, receiver, interim receiver, receiver-manager, administrative receiver, administrator, liquidator, examiner, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

(D)         makes a general assignment for the benefit of its creditors.

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(B)         appoints a custodian, receiver, interim receiver, receiver-manager, administrative receiver, administrator, liquidator, examiner, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)         orders the liquidation, winding up, or dissolution or a suspension of payments against the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; provided that any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) shall be treated as a Restricted Subsidiary that is a Significant Subsidiary for the purposes of this Section 6.01(7) if the occurrence of any event described in this Section 6.01(7) in respect of such Material Joint Venture has a Material Adverse Effect; and

(8) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days.

Section 6.02         Acceleration.

(a)          In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the aggregate outstanding principal of all Notes plus all accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, and any premium, if any, and any other amounts due thereon and all such amounts shall be payable solely in cash.

(b)          In the event of any Event of Default specified in clause (4) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting Payment Default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described in this Section 6.02 be annulled, waived or rescinded upon the happening of any such events.

Section 6.03         Other Remedies.

(a)          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes, Note Guarantees or this Indenture.

(b)          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes. Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05         Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06         Limitation on Suits.

(a)          A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

(b)          A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07         Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and interest on the Notes, on or after the respective due dates expressed herein and in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided, however, that nothing in this Section 6.07 shall prevent the Company or any Guarantor from taking, or refraining from taking, any action that impairs or affects merely the practical (but not the legal) right of any Holder to receive any payment.

Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10         Priorities.

(a)          If the Trustee collects any money pursuant to this Article 6, it shall, pay out the money in the following order:

First: to the Trustee, and each of its respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct in writing.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b) above;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.04 and 6.05 hereof.

(d)          No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(e)          The Trustee will not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

Section 7.02         Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and will not be responsible for the misconduct, negligence or failure to act of any attorney or agent appointed with due care.

(d)          The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers or any Guarantor, as applicable, will be sufficient if signed by an Officer of the Company or such Guarantor, as applicable.

(f)          The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)          In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, and each Agent, custodian and other Person employed to act hereunder.

(j)          The Trustee may request that the Company and each Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)          Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

Section 7.03         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either of the Issuers or any Guarantor or any Affiliate of either of the Issuers or any Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04         Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of any offering materials, this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes, any Note Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on, any Note, the Trustee may withhold the notice if and so long as a Responsible Officer in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06         Reports by Trustee to Holders.

(a)          Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)          A copy of each report at the time of its mailing to the Holders will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee in writing when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07         Compensation and Indemnity.

(a)          The Issuers will pay to the Trustee from time to time reasonable compensation for its acceptance and administration of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)          The Issuers and each Guarantor, jointly and severally, will indemnify the Trustee and hold it harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture including the reasonable and documented costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence, bad faith or willful misconduct. The Trustee will notify the Issuers promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder.

(c)          The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee.

(d)          To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)          The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08         Replacement of Trustee.

(a)          A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)          The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuers in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition at the expense of the Issuers any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)          A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10         Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11         Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

(a)          Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections and Articles of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to such Notes under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 4.02 and 4.11 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

(b)          Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03         Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09 and 4.11 and Section 5.01(a)(3) and 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, clauses (3) through (5) of Section 6.01 hereof will not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a U.S. or Canadian nationally recognized investment bank, appraisal firm, or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium and interest (including an amount of cash sufficient to pay all PIK Interest) on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that:

(A)         the Issuers have received from, or there has been published by, the U.S Internal Revenue Service a ruling; or

(B)         since the Issue Date there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) in the case of both Legal Defeasance and Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of Canadian counsel stating that the Issuers have received from, or there has been published by, the Canada Revenue Agency an advance ruling, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, provincial or territorial income tax or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that Holders of the Notes include Holders who are not resident in Canada).

Section 8.05         Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a)          Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money and non-callable Government Securities need not be segregated from other funds except to the extent required by law.

(b)          The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)          Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to the Issuers.

Any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) will be discharged from such trust; and the Holders will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money or non-callable Government Securities remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money or non-callable Government Securities then remaining will be repaid to the Issuers.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money and non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money and non-callable Government Securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders.

(a)          Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors (except that, with respect to Section 9.01(a)(7) below, the Guarantors need not be a party to any supplemental indenture that solely adds or releases a Note Guarantee) and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders under the Notes and Note Guarantees by a successor to the Issuers or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any Holder in any material respect;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to make certain changes to the this Indenture to provide for the issuance of PIK Notes or to pay PIK Interest in accordance with the terms of this Indenture; or

(7) to allow any Subsidiary of the Issuers to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of this Indenture.

(8) in the event that PIK Notes are issued, to make appropriate amendments to this Indenture as to denominations for Global Notes in compliance with any applicable DTC rules or to reflect an appropriate minimum denomination of certificated PIK Notes.

(b)          Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02         With Consent of Holders.

(a)          Except as provided in Sections 9.02(e) and 9.02(f), the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Section 4.07 hereof) and the Notes or the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on, the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b)          Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c)          It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d)          After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof and except as provided in Sections 9.02(e) and 9.02(f), the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or any Guarantor with any provision of this Indenture or the Notes or the Note Guarantees.

(e)          Unless (subject to Section 6.07) consented to by the Holders of at least 90% in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver as specified in Section 9.02(a), 9.02(d) or this 9.02(e);

(2) release any Guarantor that is CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of the Issuers from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(3) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(4) make any change in the preceding amendment and waiver provisions; or

(5) waive, modify or terminate the Company’s obligation to make a Repurchase Event Offer pursuant to Section 4.07;

it being understood that any amendment, supplement or waiver contemplated by this Section 9.02(e) that is consented to by Holders of at least 90% in aggregate principal amount of the then outstanding Notes will be binding against any non-consenting Holders.

(f)          Without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder), (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver as specified in this Section 9.02(f);

(2) reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (for the avoidance of doubt, repurchases of the Notes by the Issuers pursuant to Section 4.07 hereof are not redemptions of the Notes);

(3) reduce the rate of or extend the time for payment of interest, including default interest, or premium on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) impair the rights of Holders to receive payments of principal of, or interest or premium, on, the Notes;

(7) waive a redemption payment with respect to any Note (for the avoidance of doubt, any payment required by Section 4.07 hereof is not a redemption payment);

(8) waive, modify or terminate the Company’s obligation to make any Repurchase Event Payment pursuant to Section 4.07; or

(9) make any change in the amendment and waiver provisions of this Section 9.02(f).

Section 9.03         Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 9.05         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until their respective Boards of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01       Guarantee.

(a)          Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1) the principal of, and premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)          [Reserved.]

(d)          Notwithstanding the other provisions of this Indenture, a Note Guarantee together with any other undertaking and indemnity under or in connection with the Notes or this Indenture, granted by a Norwegian Guarantor:

(1) shall be limited, if (and only if) required by the mandatory provisions of law applicable (including, but not limited to, if applicable, the provisions of sections 8-7 and 8-10 cf. sections 1-3 and 1-4 of the Norwegian Limited Companies Act 1997 regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security), and it is understood and agreed that the liability of each Norwegian Guarantor only applies to the extent permitted by the above mentioned provisions of the Norwegian Limited Companies Act 1997 and that such provisions could have the effect of reducing the amount of the obligations or liability assumed and/or the amount guaranteed to zero; and

(2) shall in no event exceed U.S.$600 million plus any unpaid amount of interest, fees, liability, costs and expenses hereunder and under the Notes.

(e)          Notwithstanding any other provision of this Article 10, the Note Guarantee and other obligations of any Guarantor incorporated or established (as applicable) in the Netherlands, or any of its Subsidiaries expressed to be assumed in this Article 10 shall be deemed not to be assumed by such Guarantor or Subsidiary to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code (the “Prohibition”), and the provisions of this Indenture and the Notes shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Guarantors and Subsidiaries will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

(f)          Notwithstanding any other provision of this Indenture, the parties to this Indenture agree that in respect of Lloyd Bass Strait Helicopters Pty. Ltd., Lloyd Helicopter Services Pty. Ltd., and Lloyd Helicopter International Pty. Ltd., in its own capacity as trustee of the Australian Helicopters Trust, Lloyd Helicopters Pty. Ltd. and Lloyd Off-Shore Helicopters Pty. Ltd. (collectively, the “Australian Guarantors”), the provisions of this Indenture and the obligations incurred under this Indenture and the Note Guarantees, in so far as such obligations may constitute unlawful financial assistance under Section 260A if the Corporations Act 2001 (Cwlth), have no effect in respect of and do not apply to any Australian Guarantor until such time as the steps set out in Section 260B of the Corporations Act 2001 (Cwlth) have been complied with and all statutory periods required under Section 260B have elapsed.

(g)          The obligations of a Luxembourg Guarantor under this Article 10 (a “Luxembourg Guarantee”):

(1) shall at all times be limited to an aggregate amount not exceeding the greater of:

(A)         the aggregate of all amounts (if any) received by that Luxembourg Guarantor from the Issuers or any of their Subsidiaries that have been financed directly or indirectly by the issuance of the Notes;

(B)         90% of the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in the grand-ducal regulation in force which is mentioned in article 34 of the Luxembourg law of 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “Regulation”) as reflected in its last annual accounts duly approved and available on the date of payment under this Indenture, the Notes, the Intercreditor Agreement, the Collateral Trust Agreement and the Security Documents; and

(C)         90% of the Luxembourg Guarantor’s own funds (capitaux propres, as referred to in the Regulation) as reflected in its last annual accounts duly approved and available as at the date of execution of this Indenture, save to the extent that such Luxembourg Guarantee relates to the obligations of a direct or indirect Subsidiary of the relevant Luxembourg Guarantor; and

(2) shall not include any obligation which, if incurred, would constitute an abuse of assets as defined by article 171-1 of the Luxembourg law on commercial companies dated 10 August 1915 as amended.

For the avoidance of doubt, the limitation in this Section 10.01(g) shall apply to the obligations of any Luxembourg Guarantor under this Article 10 without duplication with any limitation to the Guarantee obligations of the same under the Credit Agreement.

(h)          This Note Guarantee does not apply to any liability to the extent that it would result in this Note Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or result in an unlawful return or reduction of the capital of any of the Guarantors incorporated in the United Kingdom.

(i)          Notwithstanding any other provision in this Article 10, the Note Guarantee provided by CHC Leasing (Ireland) Designated Activity Company in respect of the obligations of the Issuers under the Notes, does not apply to any liability or indebtedness to the extent that it would result in the Note Guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014 (as amended).

(j)           Notwithstanding any other provision of this Indenture, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the obligations of each Canadian Guarantor hereunder, to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations for the purposes of such Act.

(k)          Notwithstanding any other provision of this Article 10, the Note Guarantee, indemnity and other Obligations of any Barbados Guarantor expressed to be assumed in this Article 10 shall be deemed not to be assumed by such Barbados Guarantor to the extent that the same would result in circumstances prejudicial to such Barbados Guarantor as outlined in Section 53 of the Companies Act Cap 308 of the laws of Barbados (the “Barbados Act”) and to the extent that the same is not permitted under Section 54 of the Barbados Act and the provisions of this Indenture, the Notes and the Note Guarantee shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the Barbados Guarantors will continue to guarantee all such obligations which, if included, do not constitute a violation of Section 53 of the Barbados Act.

(l)           Notwithstanding any other provision of this Indenture, the liability of any Guarantor incorporated under the laws of Poland, (each, a “Polish Guarantor”) under the Note Guarantee shall be limited as follows.

(1) The liability of any Polish Guarantor assumed under Article 10 shall, in all circumstances, not include any liability to the extent it would result in insolvency of such Polish Guarantor in the meaning of Article 11.2 of the Polish Bankruptcy Law of 28 February 2003 (Journal of Laws of 2015, item 233, as amended) (“Polish Bankruptcy Law”) and shall be subject to all limitations set out in Articles 11.2-5 of the Polish Bankruptcy Law.

(2) In addition the obligations and liabilities of any Polish Guarantor incorporated as a limited liability company (spółka z ograniczoną odpowiedzialnością), assumed under Article 10 shall be limited to the extent required to ensure that any payment under Article 10 does not result in a breach of Article 189 of the Polish Commercial Companies Code (Journal of Laws of 2013, item 1030, as amended) (the “Polish Commercial Companies Code”) and the obligations and liabilities of any Polish Guarantor incorporated as a joint-stock company (spółka akcyjna), assumed under Article 10 shall be limited to the extent required to ensure that any payment under Article 10 does not result in a breach of Article 344 Section 1, Article 345, and Article 350 Section 1 of the Polish Commercial Companies Code.

(3) The limitations in this item (l) (1) and (2), will not apply if at least one of the following circumstances occurs:

(A)         an Event of Default under Section 6.01 item (1) through (2) (Events of Default) has occurred; or

(B)         the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes under this Indenture have declared all the Notes to be due and payable, pursuant to Section 6.02 (Acceleration);

(C)         liabilities of the Polish Guarantor other than those under the Note Guarantee result in its insolvency within the meaning of Article 11, paragraph 2 of the Polish Bankruptcy Law; or

(D)         Polish law is amended in such a manner that balance sheet insolvency (niewyplacalność) as provided for in Article 11, paragraph 2 of the Polish Bankruptcy Law no longer gives grounds for bankruptcy or no longer obliges the Polish Guarantor to file for bankruptcy.

(m)          If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(n)          Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(o)          Neither the Trustee nor any Agent shall have any obligation or liability with respect to determining or monitoring (i) the jurisdiction of organization of the Issuers or any Guarantor or any change thereto, (ii) the applicability of any laws referred to in this Article 10, and/or whether or not any such law has been complied with or violated by this Indenture, any Note Guarantee, or any action of the Issuers or any Guarantor, or (iii) adjustments in amounts payable by any Guarantor as a result of the applicability of any laws referred to in this Section 10.01.

Section 10.02        Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer, conveyance or preference for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or territorial law in any jurisdiction to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03        Intentionally Omitted.

Section 10.04        Guarantors May Consolidate, etc., on Certain Terms.

(a)          Except as otherwise provided in this Section 10.04, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Note Guarantee, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee.

In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b)          Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and 2(b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, merger or amalgamation of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 10.05        Releases.

(a)          The Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, amalgamation, or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(2) in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(3) upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 and Article 8 hereof;

(4) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(5) upon the release of such Subsidiary Guarantors’ Guarantee under the Credit Agreement or such other Indebtedness that triggered such Subsidiary Guarantor’s Note Guarantee.

(b)          Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01        Satisfaction and Discharge.

(a)          This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a)   all Notes that have been authenticated and, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year and either Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and interest) on the Notes not delivered to the Trustee for cancellation;

(2) either Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(3) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

(b)          In addition, an Officers’ Certificate has been delivered to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)          Notwithstanding the satisfaction and discharge of this Indenture, if money, non-callable Government Securities, or a combination thereof has been deposited with the Trustee pursuant to Section 11.01(a)(1)(b), the provisions of Sections 11.02 and 8.06 hereof will survive such satisfaction and discharge. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, or any other provision hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02        Application of Trust Money.

(a)          Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money or non-callable Government Securities has been deposited with the Trustee; but such money and non-callable Government Securities need not be segregated from other funds except to the extent required by law.

(b)          If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes and Note Guarantees, as applicable, shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

[RESERVED]

ARTICLE 13

MISCELLANEOUS

Section 13.01        Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

Section 13.02        Notices.

(a)          Any notice, direction, request, instruction, document, or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to either Issuer and/or any Guarantor:

CHC Group LLC

600 E. Las Colinas Blvd., Suite 1000

Irving, TX 75039

Attention: Lee Eckert, Chief Financial Officer

with a copy to:

DLA PIPER LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

Attention: Louis Lehot, Esq.

Fax: (650) 687-1223

If to the Trustee:

BANK OF NEW YORK MELLON

101 Barclay Street, 7th Floor East

New York, NY 10286

Attention: Corporate Trust Department

Fax: (212) 815-5603

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications; provided, however, that notices to the Trustee shall only be effective upon actual receipt.

(b)          All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c)          Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(d)          If a notice or communication is mailed in the manner provided in this Section 13.02 within the time prescribed, it is duly given, whether or not the addressee receives it.

(e)          If the Issuers mail a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

(f)          In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 13.03        Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Agents and anyone else shall have the protection of TIA § 312(c).

Section 13.04        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than in connection with the Authentication Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Issuers shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include substantially:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06        Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Agents may make reasonable rules and set reasonable requirements for its functions.

Section 13.07        No Personal Liability of Directors, Officers, Employees and Stockholders.

To the extent permitted by law, no past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Issuers or any Subsidiary, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08        Governing Law.

(a)          THIS INDENTURE, THE NOTES, AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          Each party hereto irrevocably and unconditionally submits to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Indenture, the Notes or the Note Guarantees, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(c)          Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 13.08(b) above. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.02 hereof, such service to be effective upon receipt. Nothing in this Indenture will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

Section 13.09        Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04.

Section 13.10        Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11        Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.12        Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13        Waiver of Immunity

To the extent that any of the Issuers or the Guarantors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Indenture, the Notes and/or Note the Guarantees.

Section 13.14        Waiver of Jury Trial

ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.15        Judgment Currency

(a)          If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from U.S. dollars to another currency, the Issuers and each Guarantor has agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the Business Day preceding the day on which final judgment is given.

(b)          The Issuers’ and Guarantors’ obligations to any Holder or the Trustee will, notwithstanding any judgment in currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee, as the case may be, of any amount in such Judgment Currency, such Holder or the Trustee may in accordance with normal banking procedures purchase U.S. dollars in the amount originally due to such Person with the Judgment Currency. If the amount of the U.S. dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee, as the case may be, each of the Issuers and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder or the Trustee, as the case may be, against any such loss.

Section 13.16         Emergence Restructuring Transactions. Notwithstanding anything to the contrary herein, this Indenture shall permit the consummation prior to, on or after the effective date of the internal corporate reorganization and/or restructuring transactions described in the Plan Supplement, and, in particular, Exhibit K to the Plan Supplement, (including any action or intermediate transaction necessary to implement such reorganization and/or restructuring transactions) (the “Emergence Restructuring Transactions”) and no such reorganization and/or restructuring transaction (or action or intermediate transaction necessary to implement any such reorganization and/or restructuring transaction) shall constitute, result in or be deemed to constitute (a) a breach of any covenant set forth in this Indenture or (c) a Default or Event of Default under this Indenture (without limiting the provisions of this Indenture that may require any notice or other action as a result of the consummation of any such reorganization and/or restructuring transaction).

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the date first above written.

CO-ISSUERS

CHC GROUP llc By its authorized signatory:
By:
Name:
Title: Authorized Signatory

CHC FINANCE ltd. By its authorized signatory:
By:
Name:
Title: Authorized Signatory

GUARANTORS

CHC Intermediate Holding llc By its authorized signatory:
By:
Name:
Title: Authorized Signatory

chc helicopter holding (cayman) ltd. By its authorized signatory:
By:
Name:
Title: Authorized Signatory

chc cayman abl parent ltd. By its authorized signatory:
By:
Name:
Title: Authorized Signatory

chc cayman investments i ltd. By its authorized signatory:
By:
Name:
Title: Authorized Signatory

chc ASSET HOLDING CAYMAN ltd. By its authorized signatory:
By:
Name:
Title: Authorized Signatory

[Indenture]

CHC LEASING S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B139673
By its authorized signatory:

By:
Name:
Title: Authorized Signatory

6922767 HOLDING S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B136792
By its authorized signatory:

By:
Name:
Title: Authorized Signatory

CHC HELICOPTER HOLDING S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B155574
By its authorized signatory:

By:
Name:
Title: Authorized Signatory

chc helicopter (1) S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B190559

By its authorized signatory:

By:
Name:
Title: Authorized Signatory

[Indenture]

chc helicopter (2) S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B190564
By its authorized signatory:

By:
Name:
Title: Authorized Signatory

chc helicopter (3) S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B190568

By its authorized signatory:

By:
Name:
Title: Authorized Signatory

chc helicopter (4) S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B190572
By its authorized signatory:

By:
Name:
Title: Authorized Signatory

chc helicopter (5) S.À R.L.
a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office : 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg

R.C.S. Luxembourg : B190587
By its authorized signatory:

By:
Name:
Title: Authorized Signatory

[Indenture]

chc helicopters (barbados) Srl
By:
Name:
Title: Authorized Signatory

chc helicopters (barbados) limited
By:
Name:
Title: Authorized Signatory

38286 bermuda ltd.
By:
Name:
Title: Authorized Signatory

[Indenture]

chc global operations (2008) ulc
By:
Name:
Title: Authorized Signatory

chc global operations canada (2008) ulc
By:
Name:
Title: Authorized Signatory

chc global operations international ulc
By:
Name:
Title: Authorized Signatory

heli-one canada ulc
By:
Name:
Title: Authorized Signatory

heli-one leasing ulc
By:
Name:
Title: Authorized Signatory

heli-one (u.s.) inc.
By:
Name:
Title: Authorized Signatory

[Indenture]

heli-one usa inc.
By:
Name:
Title: Authorized Signatory

heli-one american support, llc
By:
Name:
Title: Authorized Signatory

CHC Helicopter Support Services (US) Inc.
By:
Name:
Title: Authorized Signatory

[Indenture]

heli-one holdings (uk) limited
By:
Name:
Title: Authorized Signatory

Before this Witness:
Full Name:
Address:

Occupation:

heliworld leasing limited
By:
Name:
Title: Authorized Signatory

Before this Witness:
Full Name:
Address:

Occupation:

management aviation limited
By:
Name:
Title: Authorized Signatory

Before this Witness:
Full Name:
Address:

Occupation:

[Indenture]

capital aviation services b.v.
By:
Name:
Title: Authorized Signatory

chc den helder b.v.
By:
Name:
Title: Authorized Signatory

chc holding nl b.v.
By:
Name:
Title: Authorized Signatory

chc hoofddorp b.v.
By:
Name:
Title: Authorized Signatory

chc netherlands b.v.
By:
Name:
Title: Authorized Signatory

heli-one (netherlands) b.v.
By:
Name:
Title: Authorized Signatory

[Indenture]

chc norway acquisition co as
By:
Name:
Title: Authorized Signatory

heli-one (norway) as
By:
Name:
Title: Authorized Signatory

heli-one leasing (norway) as
By:
Name:
Title: Authorized Signatory

integra leasing as
By:
Name:
Title: Authorized Signatory

[Indenture]

chc holding (uk) limited
By:
Name:
Title: Authorized Signatory

Before this Witness:
Full Name:
Address:
Occupation:

heli-one (uk) limited
By:
Name:
Title: Authorized Signatory

Before this Witness:
Full Name:
Address:
Occupation:

lloyd helicopter services limited
By:
Name:
Title: Authorized Signatory

Before this Witness:
Full Name:
Address:
Occupation:

[Indenture]

SIGNED AND DELIVERED for and on behalf of and as the deed of CHC LEASING (IRELAND) DESIGNATED ACTIVITY COMPANY by its lawfully appointed attorney
___________________________
Signature of Attorney

Print Name of Attorney

in the presence of:

Signature:

Name:

Address:

Occupation:

[Indenture]

heli-one (poland) sp. z o.o.
By:
Name:
Title: Authorized Signatory

[Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar and Paying Agent

By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP 12550U AC6 / ISIN US12550UAC62

5% Senior Note due 2024

No.	$

CHC GROUP LLC
CHC FINANCE LTD.

[●]

promise to pay to CEDE & CO. or registered assigns,

the principal sum of DOLLARS on [●] 1, 2024.

Interest Payment Dates: [June 1, September 1, December 1, and March 1]

Record Dates: [May 15, August 15, November 15, and February 15]

Dated: [●], 2017

CHC GROUP LLC

By:
Name:
Title:

CHC FINANCE LTD.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

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[Back of Note]

5% Senior Notes due 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. CHC GROUP LLC, a Cayman Islands limited liability company (the “Company”) and CHC FINANCE LTD., a Cayman Islands exempted limited company (“Finance Corp.” and, together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 5% per annum from [●]4 until maturity. The Issuers will pay interest, if any, quarterly in arrears on [June 1, September 1, December 1, and March 1] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [●] until the principal hereof is due. The first Interest Payment Date shall be [●]. All interest payments shall be made in cash as more fully described below; provided that regularly scheduled interest payments for interest accrued prior to the Second Lien Conversion Date shall be made as PIK Interest. In addition, on and after the date upon which the conversion of the Second Lien Convertible Notes to Common Units of the Company pursuant to the terms of the Second Lien Convertible Notes Indenture (the “Second Lien Conversion Date”) occurs, all interest payments on the Notes shall be made in cash. If the Second Lien Conversion Date occurs on any date that is not an Interest Payment Date, the interest payment on interest accrued during the period prior to the Second Lien Conversion Date shall be made as PIK Interest, and the interest payment on interest accrued on and after the Second Lien Conversion Date shall be made in cash. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and interest (without regard to any applicable grace period), from time to time on demand at a rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful (the “Default Rate”). Upon and during the continuance of any Event of Default under the Indenture, interest on the Notes shall accrue at the Default Rate and shall be payable in cash regardless of whether the Second Lien Conversion Date has occurred at such time. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes to the Persons who are registered Holders at the close of business on the [May 15, August 15, November 15, and February 15] immediately preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and interest (other than PIK Interest)) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), at the office of each Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $[●] aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. At all times, PIK Interest on the Notes will be payable: (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depositary (or any successor depository) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will record such increase upon receipt of an Authentication Order from the Issuers and (ii) with respect to Definitive Notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of the PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

4 Issue Date

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(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Company’s Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of [●], 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuers. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes (including any increase in the principal amount of the Notes as a result of the payment of PIK Interest) and the PIK Notes. The Initial Notes (including any increase in the principal amount of the Notes as a result of the payment of PIK Interest) and the PIK Notes, if any, shall be treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, enter into or permit certain transactions with Affiliates and create or incur Liens. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Issuers under the Notes on a senior unsecured basis pursuant to the terms of the Indenture.

(5) OPTIONAL REDEMPTION. At any time other than in contemplation of a Repurchase Event, the Issuers may redeem all or a part of the Notes (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, in each case, on the Notes to be redeemed to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(6) MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

A1-3

(7) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $1.00 or an integral multiple of $1.00 excess thereof.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Repurchase Event, the Company will make an offer (a “Repurchase Event Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest) plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Repurchase Event, the Company will mail a notice to each Holder setting forth the procedures governing the Repurchase Event Offer as required by the Indenture.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 or an integral multiple of $1.00 excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes and the Note Guarantees are set forth in Article 9 of the Indenture.

(12) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture.

(13) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuers at any time may terminate some or all of their obligations under the Notes, the Note Guarantees and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(14) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or its Affiliates, and may otherwise deal with the Issuers or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuers or any of the Guarantors, as such, will not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

A1-4

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and CUSIP numbers may be used in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

CHC GROUP LLC

[●]

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and
irrevocably
appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

☐ Please check this box if you want to elect to have this Note purchased by the Company pursuant to Section 4.07 of the Indenture.

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.07 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your
Signature:
(Sign exactly as your name appears on the face of this Note)

Tax
Identification
No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A1-7

SCHEDULE OF INCREASES AND DECREASES OF INTERESTS
IN THE GLOBAL NOTE*

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

A1-8

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , 20__ , among (the “New Guarantor”), CHC GROUP LLC, a Cayman Islands limited liability company (the “Company”) and CHC FINANCE LTD., a Cayman Islands exempted limited company (“Finance Corp.” and, together with the Company, the “Issuers”), each other existing Guarantor under the Indenture referred to below, and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

WITNESSETH

WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of [●], 2017 providing for the issuance of 5% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 4.09 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. NO RECOURSE AGAINST OTHERS. To the extent permitted by law, no past, present or future director, manager, officer, employee, incorporator, stockholder or member of an Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

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5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8. APPOINTMENT OF PROCESS AGENT. Any suit, action or proceeding against New Guarantor or its properties, assets or revenues with respect to this Supplemental Indenture, the Indenture, the Notes or the Note Guarantees may be brought in any state or Federal court in the Borough of Manhattan in The City of New York, New York, as the Person bringing such proceeding arising out of or related to this Supplemental Indenture, the Indenture, the Notes or the Note Guarantees may elect in its sole discretion. The New Guarantor hereby consents to the non-exclusive jurisdiction of each such court for the purpose of any such proceeding and has irrevocably waived any objection to the laying of venue of any such proceeding brought in any such court and to the fullest extent it may effectively do so and the defense of an inconvenient forum to the maintenance of any such proceeding or any such suit, action or proceeding in any such court. The New Guarantor has agreed that service of all writs, claims, process and summonses in any such proceeding brought against it in the State of New York may be made upon a process agent (the “Process Agent”). The New Guarantor has irrevocably appointed the Process Agent as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, claims, process and summonses, and has agreed that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The New Guarantor has agreed to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing in this Supplemental Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the recitals contained in this Supplemental Indenture or any representation as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: , 20

[NEW GUARANTOR]

By:
Name:
Title:

ISSUERS:

CHC GROUP LLC

By:
Name:
Title:

CHC FINANCE LTD.

By:
Name:
Title:

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